Exhibit 10.11

McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
(Amended and Restated April 23, 2013)

McKESSON CORPORATION
SEVERANCE POLICY FOR EXECUTIVE EMPLOYEES
(Amended and Restated April 23, 2013)

1.	ADOPTION AND PURPOSE OF POLICY.
The McKesson Corporation Severance Policy for Executive Employees (the “Policy”) was adopted effective September 29, 1993 by McKesson to provide a program of severance payments to certain employees of McKesson and its designated subsidiaries. The Policy is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2510.3-1 of the regulations issued thereunder. This document constitutes both the plan document and the summary plan description of the Policy. The plan administrator of the Policy for purposes of ERISA is McKesson. The Policy was most recently amended and restated on December 29, 2008, effective as of January 1, 2009, and is hereby amended and restated effective April 23, 2013.

2.	SEVERANCE BENEFITS.

(a)
Severance Benefit. In the event that the Company terminates the employment of a Participant under circumstances that (i) constitute a Separation from Service for any reason other than Cause and (ii) do not make the Participant eligible for benefits under the McKesson's Change in Control Policy for Selected Executive Employees (together, a “Qualifying Termination”), that Participant shall be entitled to a severance benefit equal to the lesser of (A) 12 months' Base Salary plus one additional month for each Year of Service or (B) 24 months' Base Salary (the “Severance Benefit”). In no event shall the number of months' Base Salary a Participant is entitled to receive hereunder exceed the number of months remaining between the date of Participant's Separation from Service and the date he or she will attain age 62 (rounded to the next higher whole month).

(b)
Effect on Other Plans. Except as provided in Sections 2(c) and 2(d), nothing in the Policy shall alter or impair any rights a Participant may have upon Separation from Service under any other plan or program of the Company.

(c)
Other Income. The Severance Benefit shall be reduced on a dollar-for-dollar basis by (i) the benefit received by the Participant under the Company's short-term disability plan and (ii) compensation received by the Participant from any subsequent employer(s) for work performed, in either case, during the period of time following his or her Separation from Service equal to the number of months of Base Salary the Participant is entitled to receive as the Severance Benefit. Moreover, the Severance Benefit may be considered to be “other income” that reduces benefits payable under other Company-sponsored welfare plans (e.g., the Company's long-term disability plan).

(d)	No Duplication of Benefits.

(i)
In no event shall a Participant be entitled to any benefits under the Policy if his or her employment with the Company terminates under circumstances that entitle the Participant to receive severance benefits following a change of control of the Company pursuant to McKesson's Change in Control Policy for Executive Employees (or a successor plan) or the terms of any individual written employment or severance agreement; provided, however, to the extent that the benefits provided in the Policy are greater than the benefits provided in such written employment agreement, the benefits shall be paid under the Policy in lieu of the benefits provided in the individual written employment or severance agreement.

(ii)
If a Participant receives severance benefits under the Policy, any predecessor plan or any other McKesson-sponsored severance agreement or arrangement and if the Participant subsequently provides service to McKesson as an Employee, then any new benefits under the Policy after the date of recommencement of service shall be based solely on (x) the Participant's Period of Service after the date of recommencement; and (y) the Period of Service, if any, attributable to the benefit that was not paid under the Policy.

(e)
Release Required. Notwithstanding any provision in the Policy, no payments will be made to a Participant under the Policy until the Participant provides to the Company a signed release of claims, in the form that the Company provides to the Participant, and does not revoke such release during the applicable statutory period provided to revoke a release, if any (the “revocation period”). If the Participant does not revoke his or her signed release by the end of the revocation period, then the Participant shall have an “Effective Release” on file with the Company. No payments will be made to a Participant under the Policy unless the Company has received an Effective Release from that Participant no later than forty-five (45) days after the Participant's Separation from Service.

3.	FORM OF BENEFIT.

(a)
General. Unless otherwise determined by the Administrator, the Severance Benefit shall be paid in installments over the number of months calculated in accordance with Section 2(a) on regular paydays for wages paid to similarly situated active employees of the Company. The Severance Benefit once having commenced cannot be stopped and restarted. Subject to the special rules described in Section 3(b), such payments shall commence no later than 60 calendar days after the later of (x) the date the release is received by the Company or, if the release is subject to a statutory revocation period, the date on which such revocation period expires, and (y) the effective date of the Participant's Qualifying Termination.

(b)	Special Rules.

(i)
Special Rule for Participants Engaged as Non-Employees. If the Participant commences service to the Company as a non-Employee prior to the date of his or her Qualifying Termination, and to the extent that the Participant's severance benefit hereunder is not exempt from Section 409A of the Code under Section 9(g), then such non-exempt payments shall commence on the date on which the Participant incurs an actual Separation from Service.

(ii)
Special Rule for Non-409A Exempt Severance Benefit. If the Participant's Severance Benefit is not exempt from Section 409A of the Code pursuant to Section 9(g), then notwithstanding the general rule for commencement of benefits under Section 3(a), payment of the Severance Benefit shall commence:

a.	On a fixed date 60 calendar days following the date of the Participant's Qualifying Termination; or

b.
During a specified period no longer than 60 days following the date of the Participant's Qualifying Termination, with payments commencing in the later taxable year if such specified period could span two taxable years, provided that in the event of such a delay in the commencement of payments, the first installment paid in the later taxable year shall include any installments that would have been paid in the prior taxable year absent this Section 3(b)(ii)b.

(iii)
Special Rule for Specified Employees. If the Participant is a Specified Employee on the date of his or her Separation from Service, any payment or portion of the payment that is scheduled to be made in the six-month period following the Participant's Separation from Service, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A of the Code, would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant on or within the six (6) month period following his or her Separation from Service shall be made in the seventh month following the month in which the Participant's Separation from Service occurs. Any payment that is subject to the delay shall include an additional amount representing interest credited at the rate being credited to accounts under McKesson's Deferred Compensation Administration Plan III during the relevant period of delay and such interest shall be paid in a lump sum at the same time that the delayed payments are made. All subsequent payments or benefits will be payable in accordance with the payment schedule applicable to each such payment or benefits.

(c)
Re-employment. Payments hereunder shall stop and no further payments shall be made to a Participant if during the benefit payment period calculated under Section 2(a) the Participant resumes service as an Employee of the Company.

4.	EFFECT OF DEATH OF EMPLOYEE.
Should a Participant die after Separation from Service and becoming eligible to receive the Severance Benefit, but prior to the payment of the entire benefit due hereunder, the balance of the Severance Benefit shall be paid in a lump sum to the Participant's surviving spouse, or, if none, to his or her surviving children or, if none, to his or her estate, as soon as reasonably practicable, but no later than 90 days, after the date of Participant's death. If a Participant dies prior to Separation from Service, no benefits will be paid under the Policy.

5.	STOCKHOLDER APPROVAL.
McKesson shall seek approval or ratification of its stockholders at McKesson's next annual or special meeting of stockholders for any arrangement whereby the present value of any Severance Payments for any Participant exceeds 2.99 times such Participant's Earnings. This provision will apply to any arrangement or agreement with a Participant entered into after July 30, 2003, including extensions, renewals or modifications (other than modifications based upon subsequent changes in tax law or other legal requirements) after such date of arrangements or agreements entered into prior to such date that increase the Severance Payments (other than increases due to an increase in the components of Earnings) payable to a Participant under such arrangement or agreement.

6.	AMENDMENT AND TERMINATION.
McKesson reserves the right to amend the Policy by action of the Compensation Committee of the Board. The Board in its discretion may at any time terminate the Policy in accordance with Treasury Regulation §1.409A-3(j)(4)(ix). Notwithstanding the foregoing, no action shall have the effect of decreasing the benefit of a Participant whose Separation from Service occurred prior to the date of the Board's or Compensation Committee's action.

7.	ADMINISTRATION AND FIDUCIARIES.

(a)	Plan Sponsor and Administrator. McKesson is the “plan sponsor” and the “Administrator” of the Policy, within the meaning of ERISA.

(b)
Administrative Responsibilities. McKesson shall be the named fiduciary within the meaning of ERISA, with the power and sole discretion to determine who is eligible for benefits under the Policy, to determine the value of benefits paid in any form other than cash or the present value of any cash or other benefits paid over time, to interpret the Policy and to prescribe such forms, make such rules, regulations and computations and prescribe such guidelines as it may determine are necessary or appropriate for the operation and administration of the Policy and to change the terms of or rescind such rules, regulations or guidelines. Such determinations of eligibility, rules, regulations, interpretations, computations and guidelines shall be conclusive and binding upon all persons. In administering the Policy, McKesson shall at all times discharge its duties with respect to the Policy in accordance with the standards set forth in section 404(a)(1) of ERISA.

(c)
Allocation and Delegation of Responsibilities. The Compensation Committee may allocate any of McKesson's responsibilities for the operation and administration of the Policy among McKesson's officers, employees and agents. It may also delegate any of McKesson's responsibilities under the Policy by designating, in writing, another person to carry out such responsibilities.

(d)
No Individual Liability. It is declared to be the express purpose and intent of McKesson that no individual liability shall attach to or be incurred by any member of the Board of McKesson, or by any officer, employee representative or agent of the Company, under, or by reason of the operation of, the Policy.

(e)
Employer Identification Number and Policy Number. The employer identification number (EIN) assigned to McKesson by the Internal Revenue Service is 94-3207296. The plan number (PIN) assigned to the Policy by McKesson is 552.

(f)	Policy Year. All records with respect to the Policy are kept on a calendar year basis.

(g)
Legal Actions. No lawsuit can be brought to recover a benefit under the Policy until an individual or his or her representative has done all of the following: (i) filed a written claim as required by the Policy, (ii) received a written denial of the claim (or the claim is deemed denied as described below), (iii) filed a written request for a review of the denied claim with the Administrator, and (iv) received written notification that the denial of the claim has been affirmed (or the denial is deemed to be affirmed as described below).

(h)
Agent for Service of Legal Process. If an individual wishes to take legal action after exhausting the Policy's claims and appeal procedures, legal process should be served on: Senior Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The individual may also serve process with respect to the Policy by serving the Administrator at the address shown above.

(i)	ERISA Rights.

(i)	Participants are entitled to certain rights and protections under Title I of ERISA.

(ii)
Participants may examine without charge all official Policy documents during business hours in the McKesson Human Resources Department. These documents include the legal texts of the plans, Policy descriptions and annual reports that McKesson files with the U.S. Department of Labor.

(iii)	Participants may also obtain a copy of any of these documents by writing to the Administrator, and may be charged a reasonable fee for copies.

(iv)	Participants have the right to receive a summary of the Policy's annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

(v)
Questions about the Policy should be directed to the Administrator. A Participant who has any questions about this statement or about his or her rights under ERISA, or who needs assistance in obtaining documents from the Administrator, should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(vi)
No right to a benefit under the Policy shall depend (or shall be deemed to depend) upon whether a Participant retires or elects to receive retirement benefits under the terms of any employee pension benefit plan.

(vii)
The Policy shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section 6. If any description made in any other document is deemed to be in conflict with any provision of the Policy, the provisions of the Policy shall control.

8.	CLAIMS AND APPEAL PROCEDURES

(a)
Informal Resolution of Questions. Any Participant who has questions or concerns about his or her benefits under the Policy is encouraged to communicate with the Human Resources Department of McKesson. If this discussion does not give the Participant satisfactory results, a formal claim for benefits may be made in accordance with the procedures of this Section 8.

(b)
Formal Benefits Claim-Review by Executive Vice President, Human Resources. A Participant may make a written request for review of any matter concerning his or her benefits under the Policy. The claim must be addressed to the Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, Human Resources or his or her delegate (“Executive Vice President”) shall decide the action to be taken with respect to any such request and may require additional information if necessary to process the request. The Executive Vice President shall review the request and shall issue his or her decision, in writing, no later than 90 days after the date the request is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the request within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the request. In no event shall the extension exceed a period of 90 days from the end of the initial period. Any claim under the Policy must be brought within two years of the date the events giving rise to the claim first occurred.

(c)
Notice of Denied Request. If the Executive Vice President denies a request in whole or in part, he or she shall provide the person making the request with written notice of the denial within the period specified in Section 8(b). The notice shall set forth the specific reason for the denial, reference to the specific Policy provisions upon which the denial is based, a description of any additional material or information necessary to perfect the request, an explanation of why such information is required, and an explanation of the Policy's appeal procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d)	Appeal to Executive Vice President.
A person whose request has been denied in whole or in part (or such person's authorized representative) may file an appeal of the decision in writing with the Executive Vice President within 60 days of receipt of the notification of denial. The appeal must be addressed to: Executive Vice President, Human Resources, McKesson Corporation, One Post Street, San Francisco, California 94104. The Executive Vice President, for good cause shown, may extend the period during which the appeal may be filed for another 60 days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant's claim.
The Executive Vice President's review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Executive Vice President shall not be restricted in his or her review to those provisions of the Policy cited in the original denial of the claim.
The Executive Vice President shall issue a written decision within a reasonable period of time but not later than 60 days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than 120 days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial 60-day period. This notice shall state the circumstances requiring the extension and the date by which the Executive Vice President expects to reach a decision on the appeal.
If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Policy provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Policy and the appellant's right to obtain the information about such procedures. The notice shall also include a statement of the appellant's right to bring an action under Section 502(a) of ERISA.
The decision of the Executive Vice President on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e)
Exhaustion of Remedies. No legal or equitable action for benefits under the Policy shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 8(b), has been notified that the claim is denied in accordance with Section 8(c), has filed a written request for a review of the claim in accordance with Section 8(d), and has been notified in writing that the Executive Vice President has affirmed the denial of the claim in accordance with Section 8(d). A legal or equitable action for benefits must be brought no later than the date that is 90 days after the date on which the claimant was notified in writing that the denial was affirmed on appeal.

9.	GENERAL PROVISIONS.

(a)
Basis of Payments to and from Policy. All benefits under the Policy shall be paid by McKesson. The Policy shall be unfunded and benefits hereunder shall be paid only from the general assets of McKesson. Nothing contained in the Policy shall be deemed to create a trust of any kind for the benefit of any employee, or create any fiduciary relationship between the Company and any employee with respect to any assets of the Company. McKesson is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses. Any assets which McKesson chooses to use for advance funding shall not cause the Policy to be a funded plan within the meaning of ERISA.

(b)
No Employment Rights. Nothing in the Policy shall be deemed to give any individual the right to remain in the employ of the Company or a subsidiary or to limit in any way the right of the Company or a subsidiary to discharge, demote, reclassify, transfer, relocate an individual or terminate an individual's employment at any time and for any reason, which right is hereby reserved.

(c)
Non-alienation of Benefits. No benefit payable under the Policy shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do shall be void.

(d)	Legal Construction. The Policy shall be governed and interpreted in accordance with ERISA.

(e)	Choice of Law. The Policy shall be construed and enforced according to federal law except where not preempted by the laws of the State of California, other than its laws respecting choice of law.

(f)
Tax Consequences. McKesson does not guarantee or warrant the tax consequences of any payment of benefit under the Policy, and a Participant shall, in all cases, be liable for any taxes due as a result of the Policy. Policy benefits are subject to applicable federal, state and local withholding taxes, as well as other authorized payroll deductions.

(g)
Section 409A. Notwithstanding any other provision of the Policy, McKesson shall administer and construe the Policy in accordance with Section 409A of the Code, the regulations promulgated thereunder, and any other published interpretive authority, as issued or amended from time to time.

(i)
The Policy shall be administered and interpreted to maximize exemptions from Section 409A of the Code and to comply with Section 409A of the Code to the extent benefits are subject thereto. Payments under Section 2(a) paid on or before the last day of the Short-Term Deferral Period shall constitute a “short-term deferral” within the meaning of Treasury Regulations § 1.409A-1(b)(9). Payments under Section 2(a) that are not short-term deferrals shall be administered to satisfy the exception for involuntary separation pay under Treasury Regulations § 1.409A-1(b)(9)(iii) to the extent such payments do not exceed the amount set forth in Treasury Regulations § 1.409A-1(b)(9)(iii)(A). To the extent a payment under Section 2(a) is not exempt from Section 409A of the Code, each payment shall be construed to the extent permissible as being made in accordance with specified times or a fixed schedule as provided in Treasury Regulations § 1.409A-3(i)(1).

(ii)	Each installment payment provided for in the Policy is a separate “payment” within the meaning of Treasury Regulation § 1.409A-2(b)(2)(i).

(iii)
Notwithstanding any other provision of the Policy, no payment under the Policy shall be made later than the last day of the second calendar year following the year in which the Separation from Service occurs.

10.	DEFINITIONS.
Whenever used and capitalized in the text of the Policy, the following terms shall have the meaning set forth below:

(a)	“Administrator” means the person specified in Section 7.

(b)	“Base Salary” means a Participant's monthly base salary as in effect immediately prior to the date of such Participant's Separation from Service.

(c)	“Board” means the Board of Directors of McKesson.

(d)
“Cause” means negligent or willful engagement in misconduct which, in the sole determination of McKesson's Chief Executive Officer, is injurious to the Employer, its employees or its customers. No act, or failure to act, on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Employer.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means McKesson and any affiliate that would be considered a service recipient for purposes of Treasury Regulation § 1.409A-1(g).

(g)
“Earnings” means a Participant's (i) annualized Base Salary plus (ii) target bonus for the fiscal year in which such Participant's Separation from Service occurs, in each case inclusive of any amounts deferred by the Participant.

(h)
“Employee” means an individual who is an employee under the common-law standard as determined by McKesson in its sole discretion based on the Internal Revenue Service's right-to-control and 20-factor test and other applicable guidance.

(i)	“Employer” means McKesson and any other affiliate that would be considered a service recipient or employer for purposes of Treasury Regulation §1.409A-1(h)(3).

(j)	“McKesson” means McKesson Corporation, a Delaware corporation.

(k)
“Participant” means (i) an Employee who is designated to be eligible to participate in the Policy by the Compensation Committee of the Board of McKesson and (ii) whose employment is terminated under circumstances that render him or her eligible for the benefits described in Section 2 of the Policy.

(l)
“Period of Service” means the period of time starting on the date that a Participant first performs an hour of service for the Company and ending on the date of his or her termination of employment for any reason. Breaks in service (e.g., the period of time from termination of employment to the date of rehire by the Company) are not included in a Participant's Period of Service. Non-consecutive Periods of Service shall be aggregated.

(m)	“Qualifying Termination” is defined in Section 2(a).

(n)
“Severance Payments” means (i) lump-sum cash payments (including payments in lieu of medical and other benefits), (ii) the estimated present value of periodic cash payments under previously established bonus, retirement, deferred compensation, or other Company benefit plans, (iii) fringe benefits other than those provided under Company programs or arrangements applicable to one or more groups of employees in addition to Participants, and (iv) consulting fees (including reimbursable expenses) other than reasonable fees and expenses for bona fide services provided to the Company after termination, paid or payable by the Company to a Participant pursuant to the Policy or otherwise upon a termination by the Company of employment of such Participant at any time other than within two years following a Change in Control, excluding Vested, Accrued or Appropriate Benefits.

(o)
“Separate from Service” or “Separation from Service” means termination of services (whether as an Employee or, if applicable a non-Employee) with the Employer, except in the event of death. A Participant shall be deemed to have had a Separation from Service if the Participant's service with the Employer is reduced to an annual rate that is equal to or less than 20% of the services rendered, on average, during the immediately preceding three years of service with the Employer (or if providing service to the Employer less than three years, such lesser period).

(p)	“Specified Employee” means a Participant who is determined by the Administrator to be a “specified employee” under Treasury Regulations § 1.409A-1.

(q)
“Vested, Accrued or Appropriate Benefits” means any benefits paid or payable by the Company to a Participant upon a termination by the Company of such Participant's employment at any time other than within two years following a Change in Control that are (i) earned, accrued, deferred or otherwise received for employment services rendered through the date of Separation from Service pursuant to bonus, retirement, deferred compensation, or other Company benefit plans, (ii) approved under the terms of bonus, retirement, deferred compensation, or other Company benefit plans existing at the time of such termination at the reasonable discretion of the Compensation Committee taking into consideration the age, length of service and other circumstances of such termination, (iii) payments or benefits required to be provided by law, and (iv) benefits and perquisites provided by the Company under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to Participants. For the avoidance of doubt, Vested, Accrued or Appropriate Benefits shall not include benefits payable pursuant to the Policy.

(r)	“Year of Service” means the number of calendar days in a Participant's Period of Service divided by 365.

11.	EXECUTION
This Amended and Restated Severance Policy for Executive Employees was adopted on April 23, 2013.

McKESSON CORPORATION

By	/s/ Jorge Figueredo
Jorge Figueredo
Executive Vice President Human Resources